Exhibit 99.1

Contact:	NeoPharm, Inc.	Investors please contact:
	Larry Kenyon	Janet Dally
	Chief Financial Officer	Montridge, LLC
	Tel: 847.295.8678	Tel: 203.894.8038

NEOPHARM ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

LAKE FOREST, IL, November 14, 2003 – NeoPharm, Inc. (Nasdaq: NEOL) today announced financial results for the third quarter of 2003.  The Company reported a net loss of $12,219,597 or $0.65 per share, basic and diluted, for the third quarter 2003 versus a net loss of $10,263,965 or $0.55 per share, basic and diluted, for the third quarter of 2002.  The third quarter 2003 net loss includes expenses of $1,122,228 incurred as a result of the Company’s ongoing arbitration with Pharmacia over the development of two of the Company’s compounds.  For the nine months ended September 30, 2003, the Company reported a net loss of $39,915,664, or $2.12 per share basic and diluted, compared to a net loss of $25,087,601, or $1.34 per share, basic and diluted, for the nine months ended September 30, 2002.  The results for the first nine months of 2003 include arbitration related expenses of $10,154,884 and IL13-PE38QQR Phase III drug supply costs of $4,205,983.  Total cash and marketable securities on hand at September 30, 2003 was $53,552,208.  The increase in the net loss for the three and nine month periods ended September 30, 2003 versus the same periods in 2002 was primarily the result of the arbitration expenses incurred during 2003 and increased research and development expenses as the Company continued to move its lead product, IL13-PE38QQR, through Phase I/II clinical trials towards pivotal Phase III clinical trials, currently scheduled to begin in the fourth quarter of 2003 or the first quarter of 2004.

“Our primary focus continues to be the initiation of the pivotal Phase III clinical trial with IL13-PE38QQR, the successful resolution of the arbitration case and the launch of our new NeoPhectin™ product,” said James M. Hussey, President and Chief Executive Officer of NeoPharm.  “The arbitration hearings resumed in August and we expect to begin shipping the Phase III IL13-PE38QQR drug supply in December.  In addition, during the third quarter we initiated the Phase I bridging study for LEP-ETU.  In fact, we were able to successfully dose escalate and have now completed dosing the last patient of the second cohort in the LEP-ETU study.  We will be busy during the fourth quarter as we present the latest Phase I/II data from the IL13-PE38QQR and LE-SN38 clinical trials, prepare for the initiation of the IL13-PE38QQR Phase III clinical trial, and prepare to launch NeoPhectin™, a novel in vitro transfection reagent that is an outgrowth of our lipid development program and uses NeoPharm’s proprietary cationic (positively charged) cardiolipin technology.”

Analysis of Results

Research and development expenses increased by approximately $186,000, or approximately 2%, during the third quarter of 2003, as compared with the third quarter of 2002.  For the nine months ended September 30, 2003, research and development expenses increased approximately $3,419,000, or approximately 16%, compared with the same period in 2002.  This increased spending for research and development expenses was lower than the Company’s revised estimates for 2003 primarily as a result of lower than expected clinical drug supply expenditures during the third quarter.  However, these expenses are expected to be incurred in the fourth quarter of 2003.

During the third quarter, the Company realized a substantial decrease in expenses incurred related to its arbitration claim against Pharmacia and Upjohn Company, a subsidiary of Pharmacia Corporation (now Pfizer).  Under a License Agreement entered into in 1999 with Pharmacia and Upjohn Company (Pharmacia), Pharmacia assumed responsibility for two NeoPharm products in clinical development, LEP (liposome encapsulated paclitaxel) and LED (liposome encapsulated doxorubicin).  In January 2002, at the request of Pharmacia, NeoPharm began work to develop an easy-to-use NeoLipid™ formulation of LEP (LEP-ETU).  During the second quarter of 2002, NeoPharm filed a Demand for Arbitration to resolve claims which NeoPharm has asserted against Pharmacia concerning the development programs for LEP and LED, to which Pharmacia has responded and asserted its own claims against NeoPharm.  In November 2002, NeoPharm terminated the License Agreement after notification from Pharmacia that it had stopped all development of LEP and LED.  Pharmacia disputes the propriety of the termination, and has included NeoPharm’s termination of the License Agreement as part of the arbitration hearing, which began on May 28, 2003.  The arbitration hearing was adjourned on June 27, 2003, reconvened on August 25, 2003 and is currently ongoing. The Arbitral Panel has indicated that the taking of evidence will conclude in 2003. NeoPharm has completed presenting its case to the panel.  No prediction can be made as to the outcome of the claims that NeoPharm and Pharmacia have asserted against each other, which are substantial.

NeoPharm has sent invoices totaling over $1.5 million to Pharmacia for work conducted by NeoPharm to develop LEP-ETU during the nine month period ended September 30, 2002.  NeoPharm has not received payment on the invoices sent to Pharmacia and has not recorded the amount due from Pharmacia as revenue due to concerns about collection.  Expenses incurred since September 30, 2002 for the development of LEP-ETU have not been invoiced to Pharmacia.  Additionally, NeoPharm incurred expenses related to the arbitration of $1,122,228 during the third quarter of 2003, and $10,154,884 for the nine months ended September 30, 2003.  The Company anticipates further arbitration related expenses of at least $1.8 million for 2003.  However, assuming that the arbitration hearing concludes in 2003, the Company anticipates a significant decline in expenditures for legal services in subsequent years.

Financial Projections

The Company now anticipates a net loss of between $0.63 and $0.65 per share (approximately $12,000,000 to $12,400,000) for the fourth quarter of 2003.  This estimate includes additional anticipated spending on arbitration related expenses during the remainder of 2003 of approximately $1.8 million to complete the arbitration hearing, as well as approximately $250,000 in expenses expected to be incurred for the planned Phase III clinical trial for IL13-PE38QQR previously anticipated to be incurred in 2004.

NeoPharm remains committed to the commercialization of all of its products currently under development and is considering various options to fund the clinical development of the multiple products using NeoPharm’s unique and proprietary NeoLipid™ liposomal technology.  On October 1, 2003, the Company announced the filing of a registration statement with the Securities and Exchange Commission (SEC) for the proposed offering from time to time of up to $125 million of NeoPharm common stock, preferred stock or a combination of these securities.  The registration statement has not yet been declared effective by the SEC.  Although the Company has no immediate plans to sell any of the securities being registered, upon the registration statement becoming effective, the securities will be available for sale to fund the Company’s operations as needed.  Additionally, the Company is preparing to begin selling, in January 2004, a new product called NeoPhectin™ to distributors of scientific supplies for resale to research laboratories.  In order to limit its financial exposure with respect to NeoPhectin™, the Company intends to only produce NeoPhectin™ and thereby incur expenses as orders are received from distributors.  Net income, if any, from sales of NeoPhectin™ will be used to fund the Company’s ongoing research and development projects. The Company continues to closely monitor all of its development programs to insure that only projects that show activity in human clinical trials continue to receive financial support.  In this way, the Company is able to provide resources to fund research on products that may be closer to commercial development.

Conference Call and Webcast Information

NeoPharm will host a conference call and webcast on Friday, November 14, 2003 at 11:00 a.m. EST to discuss the third quarter results.  The call will be available via telephone and also via webcast on the NeoPharm, Inc. website at www.neophrm.com . To access the webcast from NeoPharm’s homepage, go to www.neophrm.com and click on the webcast button. If you do not have access to the internet, or would prefer to participate via telephone, you can access the teleconference by dialing 888-276-9995 (international callers please dial 612-288-0329).  A replay of the conference call will be available via telephone after 2:30 p.m. EST on November 14, 2003 for approximately one week. To access the replay via telephone, please dial 800-475-6701 and use access code 702541.

Background Information

NeoPharm currently has five compounds in clinical development.  The Company’s lead compound, IL13-PE38QQR, uses the Company’s tumor-targeting toxin technology to selectively deliver the potent cytotoxic agent, PE38, to destroy tumor cells.  NeoPharm has licensed worldwide rights to the compound from the FDA.  Preliminary Phase I data for IL13-PE38QQR indicating that IL13-PE38QQR may be effective in the treatment of malignant glioma have been presented at numerous neurosurgery and neuro-oncology conferences worldwide.  IL13-PE38QQR is in Phase I/II clinical trials and a pivotal Phase III clinical trial is currently expected to begin in the fourth quarter of 2003 or the first quarter of 2004.  IL13-PE38QQR has received orphan drug designation in the U.S. and Europe and been designated as a fast track drug development program by the FDA.

The other four compounds in clinical development at the Company, LE-SN38, LEP-ETU, LErafAON and LEM use NeoPharm’s proprietary NeoLipid™ liposomal technology.  NeoLipid™ technology is being developed for delivery of a wide range of drugs with increased stability and reduced toxicity and side effects.  LE-SN38 combines NeoPharm’s proprietary NeoLipid™ technology with SN-38, the active metabolite of the cancer fighting drugs known as irinotecan.  Phase I/II clinical trials were initiated in the fourth quarter of 2002.  LEP-ETU, our new liposomal formulation of the widely used cancer fighting drug paclitaxel, began a Phase I bridging study in August 2003.  LErafAON, NeoPharm’s liposomal cRaf antisense oligonucleotide, is currently in clinical development and, if successful, this product would demonstrate that the NeoLipid™ system provides an alternative to viruses and other vectors for delivering antisense and, potentially, other intracellular targets to cells in humans.  LEM is our liposomal formulation of the drug mitoxantrone.

The Company also recently announced its plan to begin selling NeoPhectin™ gene transfection kits beginning in January 2004.  The NeoPhectin™ kits take advantage of recent advancements made by NeoPharm in its lipid development program, specifically, the discovery and development of cationic cardiolipin.  More details on NeoPhectin™ can be found at www.neophectin.com.

About NeoPharm

NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the research, discovery and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a broad portfolio of compounds in various stages of development.  Additional information about NeoPharm, copies of abstracts presented on our compounds and recent news releases can be obtained by visiting NeoPharm’s website at: www.neophrm.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements.  Such statements include, but are not limited to, any statements relating to the Company’s drug development program and any other statements that are not historical facts including information on the introduction of new non-drug products including NeoPhectin™ to the scientific community, the ability of independent distributors to develop a market for NeoPhectin™, and the ability to introduce additional non-drug products thereafter.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug and non-drug compounds, uncertainty regarding the availability of third party lyophilization capacity, uncertainty regarding the outcome of damage claims made by or against the Company, including the outcome of the pending arbitration with Pharmacia, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds that could slow or prevent products coming to market, the uncertainty of patent protection for the Company’s intellectual property or trade secrets and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including our annual reports on Form 10-K and our quarterly reports on Forms 10-Q.  Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.  Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NeoPharm, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002

Revenue	$—	$—	$—	$—

Expenses:
Research and development	9,164,262	8,978,572	25,040,104	21,620,967
General and administrative	3,203,950	1,887,593	15,563,622	5,355,013
Total expenses	12,368,212	10,866,165	40,603,726	26,975,980

Loss from operations	(12,368,212)	(10,866,165)	(40,603,726)	(26,975,980)

Interest income	148,615	602,200	688,062	1,888,379

Net loss	$(12,219,597)	$(10,263,965)	$(39,915,664)	$(25,087,601)

Net loss per share-basic and diluted	$(0.65)	$(0.55)	$(2.12)	$(1.34)

Shares used in computation of net loss per share:
Basic and Diluted	18,832,741	18,714,058	18,822,903	18,701,306

Balance Sheet Data:

(Unaudited)

	September 30, 2003	December 31, 2002
Cash and cash equivalents	$51,055,135	$87,591,975
Investments in marketable securities	$2,497,073	$3,508,222
Total assets	$59,049,422	$95,937,321
Current liabilities	$6,435,375	$4,028,327
Accumulated deficit	$(118,815,884)	$(78,900,220)
Total stockholders equity	$52,614,047	$91,908,994